EX-99.4.q

                                       JACKSON NATIONAL LIFE
                                           INSURANCE COMPANY  [Graphic Omitted]
                                             A STOCK COMPANY

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                        FIXED ACCOUNT OPTIONS ENDORSEMENT

THIS ENDORSEMENT IS MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED AND IS EFFECTIVE ON THE ISSUE DATE. TO THE EXTENT ANY PROVISIONS CONTAINED IN THIS ENDORSEMENT ARE CONTRARY TO OR INCONSISTENT WITH THOSE OF THE CONTRACT TO WHICH IT IS ATTACHED, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL.

THE CONTRACT IS AMENDED AS FOLLOWS:

1. The TRANSFER/TRANSFER CHARGE provisions of the CONTRACT DATA PAGE are amended as follows:

     a) The FROM INVESTMENT DIVISION TO A FIXED ACCOUNT OPTION provision is amended to read:

          "FROM INVESTMENT DIVISION TO A FIXED ACCOUNT OPTION. If allowed by the Company, in its sole discretion, prior to the Income Date, You may transfer all or a portion of Your Contract Value in an Investment Division to a Fixed Account Option(s). The Company, in its sole discretion, may restrict or prohibit this type of transfer from time to time on a nondiscriminatory basis."

     b) The FROM A FIXED ACCOUNT OPTION TO AN INVESTMENT DIVISION OR TO A FIXED ACCOUNT OPTION provision is amended to read:

          "FROM A FIXED ACCOUNT OPTION TO AN INVESTMENT DIVISION OR TO A FIXED ACCOUNT OPTION. If allowed by the Company, in its sole discretion, prior to the Income Date, You may transfer all or a portion of Your Contract Value in a Fixed Account Option to any available Investment Division(s), or to a Fixed Account Option, subject to any applicable Excess Interest Adjustment. The Company may restrict or prohibit transfers, in its sole discretion, to a Fixed Account Option(s) from time to time on a nondiscriminatory basis."

2. The 2nd paragraph of the PREMIUMS provision of the CONTRACT DATA PAGE of the Contract is amended to read:

     "The Owner may allocate Premiums among the Fixed Account Option(s) and the Investment Divisions, subject to the approval of the Company, which will be granted in advance on a nondiscriminatory basis. Such election may be made in any percent from 0% to 100% in whole percentages. The minimum that may be allocated to a Fixed Account Option or an Investment Division is $100. The Company reserves the right to restrict or refuse any Premium allocation to a Fixed Account Option at any time on a nondiscriminatory basis. Any additional Premium will be allocated according to Your most recent instructions on file with the Company, provided that each allocation must meet the minimums and restrictions described above, regardless of such instructions.

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     The Company  reserves  the right to  require,  in  advance,  the  automatic transfer of amounts allocated to the one-year Fixed Account Option to the Investment Division(s) of Your choice in regular installments over a specified period from the date of allocation on a nondiscriminatory basis. A pre-determined amount will be transferred from the source Fixed Account Option to the Owner selected Investment Division(s) such that at the end of the specified period all amounts in the one-year Fixed Account Option have been transferred. The Company reserves the right to specify in advance the transfer amount, the length of the period, and the transfer frequency over which the transfers will be completed. The funds being transferred will be allocated to the Investment Division(s) elected by You. You may change Your selected Investment Division(s) at any time. These automatic transfers will not count against the 15 free transfers in a Contract Year."

3. The FIXED ACCOUNT OPTIONS provision of the CONTRACT DATA PAGE of the Contract is amended to read:

     "Fixed Account Options:    1-Year Period and 3-Year Period,  the availability of which to be determined by the Company."



4. The BASE INTEREST RATE provision in the DEFINITIONS section of the Contract is amended to read:

     "BASE INTEREST RATE. The rate of interest established by the Company, in its sole discretion, for a specified Fixed Account Option period. In no event will the Base Interest Rate be less than [1.5% - 3%]."

5. The CURRENT INTEREST RATE provision in the DEFINITIONS section of the Contract is amended to read:

     "CURRENT INTEREST RATE. The Base Interest Rate plus any additional interest rate credited by the Company, less any charges due under any optional endorsements to the Contract. In no event will the Current Interest Rate be less than [1.5% - 3%]."

6. The FIXED ACCOUNT MINIMUM VALUE provision in the DEFINITIONS section of the Contract is amended to read:

     "FIXED ACCOUNT MINIMUM VALUE. Premiums, less any applicable premium tax, and transfers allocated to the Fixed Account Option, less transfers, withdrawals, and charges from the Fixed Account Option, accumulated at [1.5% - 3%], less any Withdrawal Charge or any tax due."

7. The SOURCE FUND provision in the DEFINITIONS section of the Contract is amended to read:

     "SOURCE FUND. The Investment Division or Fixed Account Option made available by the Company and selected by the Owner from which amounts will be transferred to a Target Fund(s) pursuant to one of the Company's systematic investment programs."

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8.   The TARGET FUND(S) provision in the DEFINITIONS  section of the Contract is amended to read:

     "TARGET FUND(S). The Investment Division(s) and/or Fixed Account Option(s) made available by the Company and selected by the Owner to which amounts will be transferred from a Source Fund pursuant to one of the Company's systematic investment programs."

9. The 3RD PARAGRAPH of the TRANSFER provision of the GENERAL PROVISIONS of the Contract is amended to read:

     "The Company may provide systematic investment programs that allow You to transfer funds among the Investment Divisions and the Fixed Account
     Options. These programs may include dollar cost averaging, portfolio rebalancing, and the automatic monthly transfer of earnings from the 1-Year Fixed Account Option and/or money market Investment Division to a Target Fund(s). You may contact the Company's Service Center, and the Company will furnish all necessary forms to request these programs. The Company makes no guarantee that these programs will result in a profit or protect against loss in a declining market.

10. The 5TH PARAGRAPH of the TRANSFER provision of the GENERAL PROVISIONS of the Contract is amended to read:

     "Additionally, the Company may offer Owners selecting dollar cost averaging an enhanced interest rate(s) on Premium allocated to the 1-Year Fixed Account Option (Source Fund), provided all amounts in the Source Fund are transferred to the Target Fund(s) within a specific duration determined by the Company. The duration and interest rates are available from the Service Center upon request. Each month, the Company will transfer a predetermined amount from the Source Fund. Upon the Owner's cancellation of this program, the Company will transfer the Source Fund balance, including any interest, into the Target Fund(s) selected by the Owner."

11. The 2ND PARAGRAPH of the FIXED ACCOUNT provision of the ACCUMULATION PROVISIONS of the Contract is amended to read:

     "You may allocate Premiums, or make transfers from the Investment Divisions, to the Fixed Account Options at any time prior to the Income Date, subject to the provisions of this Contract. However, no Fixed Account Option period other than one year may be chosen which extends beyond the Income Date. Withdrawals from a Fixed Account Option may take place 30 days following the end of the corresponding Fixed Account Option period without being subject to an Excess Interest Adjustment."

                                        SIGNED FOR THE
                                        JACKSON NATIONAL LIFE INSURANCE COMPANY

                                        /s/ Clark P. Manning

                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER

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